UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 21, 2007

Novacea, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Oyster Point Boulevard, Suite 200

South San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 228-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 21, 2007, Lowell E. Sears informed Novacea, Inc. (“Novacea”) that he does not intend to stand for re-election at Novacea’s 2008 annual meeting of stockholders. Mr. Sears is chairman of the audit committee of Novacea’s board of directors.

(c) On November 27, 2007, Novacea announced the appointment of Edward F. Schnipper, M.D., age 59, as Executive Vice President and Chief Medical Officer, effective November 26, 2007.

From June 2002 to November 2007, Dr. Schnipper was president and chief executive officer of Cellgate, Inc. From September 2001 to June 2002, Dr. Schnipper was executive vice president of Cellgate, Inc. From June 1997 to September 2001, he was vice president of Clinical Development at ALZA Corporation. Dr. Schnipper holds a B.A. from Hobart College and an M.D. from Georgetown University School of Medicine.

On November 26, 2007, Novacea entered into an offer letter with Dr. Schnipper (the “Offer Letter”). Pursuant to the terms of the Offer Letter, Dr. Schnipper will receive annual base compensation of $350,000 and will be eligible for an annual bonus of up to 35% of his annual base compensation upon the achievement of mutually agreed upon individual and company objectives. Additionally, subject to approval by Novacea’s board of directors, Dr. Schnipper will receive an option to purchase up to 400,000 shares of Novacea’s common stock, which option will vest as to 25% of the options after 12 months and monthly thereafter for the next 36 months.

On November 26, 2007, Novacea entered into an Executive Severance Benefits Agreement with Dr. Schnipper (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, if Dr. Schnipper is terminated, other than for cause, or is constructively terminated, Dr. Schnipper would receive a lump sum cash payment equal to any earned but unpaid bonus for the prior year plus a pro-rated target bonus for the year of termination. In addition, he would receive an amount payable in 6 monthly installments equal to 50% of his target bonus for the year in which he is terminated and would receive cash payments equal to 12 months of his base salary payable over the 12-month period commencing on the date of his termination.

If Dr. Schnipper is terminated other than for cause, or is constructively terminated, in either case within 180 days before or 12 months after a change in control of Novacea, all of Dr. Schnipper’s outstanding equity awards would become fully vested. Additionally, Dr. Schnipper would receive a lump sum cash payment equal to the sum of (a) 12 months of his base salary, (b) any earned but unpaid bonus for the prior year and (c) up to 150% of his target bonus for the year in which he is terminated.

If there is a change of control of Novacea, 50% of Dr. Schnipper’s options or equity awards which are unvested at the time of the consummation of the change of control will automatically vest immediately prior to consummation of the change of control.

The description of the Offer Letter and the Severance Agreement is qualified in its entirety by the full text of the Offer Letter and the Severance Agreement attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On November 27, 2007, Novacea issued a press release announcing the appointment of Edward F. Schnipper, M.D. as set forth in Item 5.02 of this Form 8-K. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Executive Severance Benefits Agreement dated November 26, 2007, between Novacea, Inc. and Edward F. Schnipper, M.D.

10.2	Offer letter dated November 26, 2007, between Novacea, Inc. and Edward F. Schnipper, M.D.

99.1	Press Release dated November 27, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2007	NOVACEA, INC.

	By:	/s/ Edward C. Albini
	Name:	Edward C. Albini
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance Benefits Agreement dated November 26, 2007, between Novacea, Inc. and Edward F. Schnipper, M.D.

10.2	Offer letter dated November 26, 2007, between Novacea, Inc. and Edward F. Schnipper, M.D.

99.1	Press Release dated November 27, 2007